UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2022

TERAWULF INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41163	85-1909475
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Federal Street

Easton, Maryland 21601

(Address of principal executive offices) (Zip Code)

(410)770-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	WULF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement.

1.	First Amendment to Loan Agreement

On July 1, 2022, TeraWulf Inc. (the “Company”) entered into an amendment (the “First Amendment”) to its Loan, Guaranty and Security Agreement, dated as of December 1, 2021, (the “Loan Agreement”), by and among the Company, certain subsidiaries of the Company party thereto, the lenders party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent.

The First Amendment provides for an additional $50 million term loan facility (the “New Term Facility”). The New Term Facility has a maturity date of December 1, 2024, consistent with the existing term loans under the Loan Agreement. The interest rate with respect to the New Term Facility is consistent with the existing term loans under the Loan Agreement, but is subject to increase upon the occurrence of certain conditions. The proceeds of the New Term Facility will be used for capital expenditures, working capital and to pay transaction expenses.

Pursuant to the New Term Facility, funds can be drawn in three tranches. The first tranche will be drawn at closing on July 1, 2022, and the subsequent tranches of up to $35 million may be drawn at Company’s option, subject to certain conditions. The amortization with respect to the first tranche of the New Term Facility is consistent with existing term loans under the Loan Agreement. The loans under the subsequent tranches of the New Term Facility are repayable in quarterly installments on (i) April 5, 2024 and July 8, 2024, equal to 12.50% of the original principal amount advanced under such tranches under the Loan Agreement and (ii) October 7, 2024, equal to 37.5% of the original principal amount advanced under such tranches of the Loan Agreement.

The descriptions of the provisions of the First Amendment are qualified in their entirety by reference to the full and complete terms of the First Amendment which is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

2.	Warrant Agreement

On July 1, 2022, the Company entered into a Warrant Agreement to issue warrants to the lenders under the New Term Facility to purchase an aggregate number of shares of the Company’s common stock equal to 5.0% of the fully diluted equity of the Company, and subsequent tranches to purchase an aggregate number of shares of the Company’s common stock equal to dilution of 3.75% and 4.25% of the fully diluted equity of the Company, respectively, will be issued in connection with additional draws under the New Term Facility. A certain portion of the Warrants issued under the Warrant Agreement are subject to cancellation, upon the occurrence of certain conditions.

3.	Registration Rights Agreement

In connection with the issuance of the warrants pursuant to the Warrant Agreement, the Company and the Lenders entered into a Registration Rights Agreement, dated as of July 1, 2022, pursuant to which the Company has agreed to provide customary shelf and piggyback registration rights to the Lenders with respect to the common stock issuable upon exercise of the warrants described above.

Item 2.03	Creation of Direct Financial Obligation

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On July 1, 2022, the Company announced that it anticipates its initial batch of 3,000 S19 XP mining machines from previously announced purchase agreements with Bitmain Technologies Limited for its Lake Mariner facility in New York will be operational in August 2022. After the initial batch, the Company has approximately $59.5 million in deposits under the purchase agreements. The Company currently expects to receive additional miners on a monthly basis based on its existing deposits and the then current prices for miners.

The Company also announced that it will be commencing the third quarter of 2022 with approximately 3,300 miners online at its Lake Mariner facility and expects to significantly ramp operations monthly with the completion of the data center infrastructure at its Lake Mariner and Nautilus Cryptomine facilities. The Company previously announced that it is in the final stages of completing its first dedicated mining building at its Lake Mariner facility, which will house approximately 50 MW of mining capacity.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
1.1	First Amendment to Loan, Guaranty and Security Agreement, dated as of July 1, 2022, by and among TeraWulf Inc., certain subsidiaries party thereto, the lenders from time to time party thereto and Wilmington Trust, National Association.
4.1	Warrant Agreement, dated as of July 1, 2022, by and among TeraWulf Inc. and certain persons listed therein.
4.2	Registration Rights Agreement, dated as of July 1, 2022, by and among TeraWulf Inc. and certain persons listed therein.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TERAWULF INC.

By:	/s/ Patrick A. Fleury
Name:	Patrick A. Fleury
Title:	Chief Financial Officer

Dated: July 1, 2022

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